Exhibit 23.2

KPMG LLP

Suite 900

8350 Broad Street

McLean, VA 22102

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated January 30, 2026, with respect to the consolidated financial statements of General Dynamics Corporation, and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

McLean, Virginia

July 29, 2026